As filed with the Securities and Exchange Commission on March 29, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cellcom Israel Ltd.
(Exact Name of issuer as specified in its charter)

Israel	4812	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification No.)	(I.R.S. Employer Identification No.)

	10 Hagavish Street Netanya, Israel 42140 (972) 52-999-0052 (Address of principal executive offices)

2006 Share Incentive Plan (Full title of the Plan)

CT CORPORATION SYSTEM 111 Eighth Avenue New York, New York 10011

(Name and address of agent for service) Telephone number, including area code, of agent for service: (212) 894-8940

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares of Cellcom Israel Ltd. (par value NIS 0.01)	2,444,929 55,071	$12.60(2) $18.285(3)	$30,806,105.40 $1,006,973.24	$976.66

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares which become issuable under the 2006 Share Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares of Cellcom Israel Ltd.

(2)	Calculated pursuant to Rule 457(h)(1) under the Securities Act based on the price at which the outstanding options may be exercised.

(3)
Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act solely for the purpose of computing the registration fee with respect to ordinary shares to be issued upon exercise of options not yet granted, based on the average high and low price per ordinary share as reported by the New York Stock Exchange on March 26, 2007.

PART I

Explanatory Note

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. Cellcom Israel Ltd. (the “Registrant,” “we” or “us”) will deliver the documents containing the information specified in Part I to the participants in the plan covered by this Registration Statement as required by Rule 428(b). We are not filing these documents with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Registrant hereby incorporates herein by reference the following documents:

(1) The Registrant’s annual report on Form 20-F filed with the SEC on March 12, 2007;

(2) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since March 12, 2007;

(3) The description of the Registrant’s ordinary shares contained in the Registration Statement on Form 8-A dated January 25, 2007, filed under the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description; and

(4) All documents filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (with respect to any Form 6-K, only to the extent designated therein) and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold.

Any statement contained herein or made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable. See Item 3(3) above.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under the Israeli Companies Law 5759-1999, an Israeli company may not exempt an office holder from liability for breach of his duty of loyalty, but may exempt in advance an office holder from liability to the company, in whole or in part, for a breach of his or her duty of care (except in connection with distributions), provided the articles of association of the company allow it to do so. The Registrant’s articles of association allow it to do so.

The Registrant’s articles of association provide that, subject to the provisions of the Companies Law, it may enter into a contract for insurance against liability of any of our office holders with respect to each of the following:
•	a breach of his or her duty of care to us or to another person;
•	a breach of his or her duty of loyalty to us, provided that the office holder acted in good faith and had reasonable grounds to assume that his or her act would not prejudice our interests;
•	a financial liability imposed upon him or her in favor of another person concerning an act performed in the capacity as an office holder.
The Registrant maintains a liability insurance policy for the benefit of its officers and directors.
The Registrant’s articles of association provide that it may indemnify an office holder against:
•
a financial liability imposed on or incurred by an office holder in favor of another person by any judgment, including a settlement or an arbitrator’s award approved by a court concerning an act performed in the capacity as an office holder. Such indemnification may be approved (i) after the liability has been incurred or (ii) in advance, provided that the undertaking is limited to types of events which the Registrant’s Board of Directors deems to be foreseeable in light of its actual operations at the time of the undertaking and limited to an amount or criterion determined by the Registrant’s Board of Directors to be reasonable under the circumstances, and further provided that such events and amounts or criterion are set forth in the undertaking to indemnify;

•
reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without the filing of an indictment against him or her and either (A) concluded without the imposition of any financial liability in lieu of criminal proceedings or (B) concluded with the imposition of a financial liability in lieu of criminal proceedings but relates to a criminal offense that does not require proof of criminal intent; and

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or charged to him or her by a court, in proceedings instituted by us or on our behalf or by another person, or in a criminal indictment from which he or she was acquitted, or a criminal indictment in which he or she was convicted for a criminal offense that does not require proof of intent, in each case relating to an act performed in his or her capacity as an office holder.

The Registrant has undertaken to indemnify its directors, officers and certain other employees for certain events listed in the indemnifications letters given to them. Excluding reasonable litigation expenses, the aggregate amount payable to all directors and officers and other employees who may have been or will be given such indemnification letters is limited to the amounts the Registrant receives from its insurance policy plus 30% of our shareholders’ equity as of December 31, 2001, or NIS 486 million, and to be adjusted by the Israeli CPI.
The Companies Law provides that a company may not exempt or indemnify an office holder, or enter into an insurance contract, which would provide coverage for any monetary liability incurred as a result of any of the following:
•
a breach by the office holder of his or her duty of loyalty unless, with respect to insurance coverage or indemnification, the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach by the office holder of his or her duty of care if the breach was done intentionally or recklessly;
•	any act or omission done with the intent to derive an illegal personal benefit; or
•	any fine or penalty levied against the office holder.
Under the Companies Law, any exemption of, indemnification of, or procurement of insurance coverage for, the Registrant’s office holders must be approved by the Registrant’s audit committee and its Board of Directors and, if the beneficiary is a director, by the Registrant’s shareholders.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit No.	Exhibit

4.1	Articles of Association and Memorandum (incorporated by reference to the Registration Statement No. 333-140030 on Form F-1, dated January 17, 2007, Exhibit 3.1)
5.1	Opinion of Goldfarb, Levy, Eran, Meiri & Co.
23.1	Consent of Somekh Chaikin, a member of KPMG International
23.2	Consent of Goldfarb, Levy, Eran, Meiri & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	2006 Share Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement No. 333-140030 on Form F-1, dated January 17, 2007)

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 2006 Share Incentive Plan.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Netanya, State of Israel, on the 29th day of March, 2007.

Cellcom Israel Ltd.

By:	/s/ Amos Shapira
	Name:	Amos Shapira
	Title:	President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tal Raz and Liat Menahemi Stadler, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Amos Shapira	President and Chief Executive Officer (Principal Executive Officer)
Amos Shapira		March 29, 2007

/s/ Tal Raz	Chief Financial Officer (Principal Financial and Accounting Officer)
Tal Raz		March 29, 2007

/s/ Ami Erel	Chairman of the Board and Director
Ami Erel		March 29, 2007

/s/ Nochi Dankner	Director
Nochi Dankner		March 29, 2007

/s/ Isaac Manor	Director
Isaac Manor		March 29, 2007

/s/ Shay Livnat	Director
Shay Livnat		March 29, 2007

/s/ Raanan Cohen	Director
Raanan Cohen		March 29, 2007

/s/ Oren Lieder	Director
Oren Lieder		March 29, 2007

/s/ Avraham Bigger
Avraham Bigger	Director	March 29, 2007

/s/ Rafi Bisker	Director
Rafi Bisker		March 29, 2007

/s/ Shlomo Waxe
Shlomo Waxe	Director	March 29, 2007

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director
Authorized Representative in the United States

INDEX TO EXHIBITS

The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit No.	Exhibit

4.1	Articles of Association and Memorandum (incorporated by reference to the Registration Statement No. 333-140030 on Form F-1, dated January 17, 2007, Exhibit 3.1)
5.1	Opinion of Goldfarb, Levy, Eran, Meiri & Co.
23.1	Consent of Somekh Chaikin, a member of KPMG International
23.2	Consent of Goldfarb, Levy, Eran, Meiri & Co. (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	2006 Share Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registration Statement No. 333-140030 on Form F-1, dated January 17, 2007)